UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2017

Flotek Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10603 W. Sam Houston Parkway N., Suite 300 Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 849-9911

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, effective as of October 4, 2017, Robert C. Bodnar ceased to be an officer of Flotek Industries, Inc. (the “Company”). The last day of his employment by the Company was October 7, 2017. On October 12, 2017, Mr. Bodnar entered into a Confidential Severance and Release Agreement with the Company, providing for, among other things: (i) the payment of the cash severance provided for pursuant to the Employment Agreement, dated as of April 1, 2016, by and between Mr. Bodnar and the Company, in the amount of $558,994, payable as provided in such Employment Agreement; (ii) a complete and general release of claims by Mr. Bodnar against the Company and its affiliates, other than for fraud or gross misconduct; (iii) the payment by the Company of the cost of the premiums to provide family coverage of Mr. Bodnar under the group health insurance policy of the Company through June 30, 2018; (iv) the continued occupation through June 30, 2018 by Mr. Bodnar of a house in Houston, Texas leased by the Company; and (v) non-disparagement provisions and other customary provisions for agreements of this nature.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective October 11, 2017, the Board of Directors of the Company approved and adopted the Second Amended and Restated Bylaws of the Company (the “Bylaws”), amending certain provisions of the Company’s existing Amended and Restated Bylaws.

The Bylaws revise the advance notice deadline and related procedural and disclosure requirements by which a stockholder may propose business that is not submitted for inclusion in the Company’s proxy materials in connection with an annual meeting of the stockholders and nominations in connection with an annual or special meeting of the stockholders, if the election of directors is included as business to be brought before the special meeting in the notice of meeting. The Bylaws now provide that advance notice of business and nominations for an annual meeting shall be provided not earlier than 120 days and not later than 90 days prior to the one year anniversary of the preceding year’s annual meeting. As a result of the amendments, for the 2018 Annual Meeting, notice of such business or nominations must be received by the Company no earlier than December 22, 2017 and no later than January 21, 2018 as set forth more fully in the Bylaws, and must comply with the other requirements set forth in the Bylaws.

The Bylaws also require the stockholder proposing business or nominating directors to provide information about the stockholder’s ownership of securities in the Company (including ownership of derivative securities) and material litigation, relationships and interests in material agreements with or involving the Company. Further, the Bylaws require the stockholder to provide additional information regarding any candidate the stockholder proposes to nominate for election as a director, including all information with respect to such nominee that would be required to be set forth in a stockholder’s notice if such nominee were a stockholder delivering such notice and a description of any direct or indirect material interest in any material contract or agreement between or among the nominating stockholder and each nominee or his or her respective associates. The Bylaws also require the stockholder to provide information regarding the proposed business and any related agreements between the stockholder and any other beneficial holder. Additionally, the stockholder must update or supplement its notice, if necessary, prior to the stockholder meeting.

The Bylaws also include the following amendments:

•	the holders of a majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders, present in person or by proxy, shall constitute a quorum;

•	nominees for director must provide (i) certain background information and (ii) representations regarding disclosure of voting and compensation arrangements and compliance with the Company’s policies and guidelines;

•	Delaware is the exclusive forum for certain stockholder actions; and

•	certain technical, conforming, modernizing and clarifying changes.

The foregoing description of the amendments is qualified in its entirety by reference to the full text of the Bylaws, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Second Amended and Restated Bylaws of Flotek Industries, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: October 17, 2017	By:	/s/ H. Richard Walton
	Name:	H. Richard Walton
	Title:	Executive Vice President and Chief Financial Officer